Exhibit 19(b)
Insider Trading Activity Policy

1. Purpose
This Policy establishes requirements and restrictions for certain employees of Wells Fargo & Company (Wells Fargo) and for members of the Board of Directors of Wells Fargo (Directors) with respect to transactions in Wells Fargo securities.

2. Scope
This Policy applies to Section 16 insiders and certain additional senior leaders and other employees of Wells Fargo expressly notified by Compliance’s Personal Account Dealing team (Compliance).

Employees must also comply with any trading restrictions applicable to transactions in non-Wells Fargo securities.

In addition to the prior approval requirements in this Policy, Compliance may also require certain employees to preclear certain transactions with Compliance and the employee’s manager, including transactions involving non-Wells Fargo securities.

3. Summary
To promote compliance with insider trading laws and regulations and avoid the appearance of impropriety, the individuals identified in this Policy:
▪ Are prohibited from conducting or executing any transaction, including transfers or gifts, involving Wells Fargo securities on the basis of material nonpublic information (MNPI) regarding Wells Fargo and from “tipping” others by disclosing MNPI regarding Wells Fargo. For examples of MNPI, refer to “Appendix 2: Examples of MNPI.”
▪Must comply with certain trading freeze periods and prior approval requirements with respect to transactions involving Wells Fargo securities.
▪Are responsible for making sure that they, as well as each of their respective family members and controlled entities, comply with this Policy and any applicable insider trading laws.

This Policy supplements the provisions of Wells Fargo’s Code of Conduct (Code) that are applicable to transactions in Wells Fargo securities, including the generally applicable provisions of the Code regarding insider trading and other trading restrictions.

4. Trading Freeze Periods

4.1 Quarterly Freeze Periods
Section 16 insiders and certain additional senior leaders and other employees expressly notified by Compliance must not conduct or execute (nor allow any of their respective family members and controlled entities to conduct or execute) any transaction, including transfers or gifts, involving Wells Fargo securities during a quarterly “freeze period”.
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•The quarterly freeze period begins on the first day of the last month of each of Wells Fargo’s fiscal quarters (March 1, June 1, September 1, and December 1) and ends 24 hours after the public release of Wells Fargo’s earnings results for that fiscal quarter.

4.2 Event-Specific Freeze Period
Periodically, as a result of certain events or developments, certain individuals may be subject to an event-specific freeze period during which time they must not conduct or execute (nor allow any of their respective family members and controlled entities to conduct or execute) any transaction, including transfers or gifts, involving Wells Fargo securities.

Individuals subject to an event-specific freeze period will be expressly notified by Compliance or another appropriate Wells Fargo team.

4.3 Freeze Period Inclusions and Exclusions
The prohibition on conducting or executing transactions involving Wells Fargo securities during a freeze period does not apply to the following transactions, except as specifically noted:
•401(k) Plan. The freeze period trading restriction does not apply to purchases of Wells Fargo securities in Wells Fargo’s 401(k) plan resulting from an individual’s periodic contribution of money to the plan pursuant to a payroll deduction election that was previously made outside of a trading freeze period. The freeze period trading restriction does apply, however, to all other elections made by an employee in a self-directed account under the 401(k) plan, including an election to change the percentage of periodic contributions that will be allocated to any Wells Fargo stock fund and an election to rebalance or redirect current balances or future contributions to or from any Wells Fargo stock fund.
•Dividend Reinvestment Plan. The freeze period trading restriction does not apply to purchases of Wells Fargo securities under Wells Fargo’s dividend reinvestment plan resulting from an individual’s reinvestment of dividends paid on Wells Fargo securities. The freeze period trading restriction does apply, however, to voluntary purchases of Wells Fargo securities resulting from additional contributions that are chosen to be made to the dividend reinvestment plan, to elections to participate in the plan or change the level of participation in the plan, and to sales of Wells Fargo securities held in the plan.
•Trusts and Brokerage Accounts. The freeze period trading restriction does not apply to an individual’s transfer of Wells Fargo securities to a trust or brokerage account where that individual, or one or more persons living in that individual’s home, has investment control over the assets held in the trust or brokerage account. The freeze period trading restriction does apply, however, to any sale or other transaction of any Wells Fargo securities held in such trust or brokerage account.
•Trading Plans. The freeze period trading restriction does not apply to transactions executed pursuant to a trading plan that complies with U.S. securities law requirements and has been previously approved by Wells Fargo’s general counsel or corporate secretary as required by the Code. The freeze period trading restriction does apply, however, to any adoption, modification, or termination of such a trading plan.
Even if a proposed transaction is not subject to the freeze period trading restriction because of one of the specific exceptions described above, an individual may still be subject to prior approval requirements as described below with respect to that transaction.
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In addition to the specific exceptions described above, in limited circumstances and on a case-by-case basis, the general counsel or corporate secretary may approve an exception to the freeze period trading restriction. In deciding whether to approve an exception, the general counsel or corporate secretary would consider, among other things, whether the proposed transaction would be made on the basis of MNPI.

For the avoidance of doubt, a standing or limit order that could be executed during the freeze period is subject to the freeze period trading restriction even if the order is placed before the freeze period begins.

5. Mandatory Prior Approval Requirements

5.1 Legal Department Prior Approval
Section 16 insiders and certain additional senior leaders and other employees identified from time to time and expressly notified by Compliance, in coordination with the Legal Department as appropriate, must obtain prior approval from the general counsel or the corporate secretary (or their respective designees) before engaging (or allowing any of their respective family members and controlled entities to engage) in any transaction, including transfers or gifts, involving Wells Fargo securities.

5.2 Process
Requests for Legal Department prior approval must be submitted to the general counsel or corporate secretary (or their respective designees) prior to execution of the proposed transaction. A request for Legal Department prior approval by an employee may be submitted through Wells Fargo’s Personal Trade Pre-clearance platform.
•In deciding whether to approve a transaction, the general counsel or corporate secretary (or their respective designees) would consider, among other things, whether the proposed transaction would be made on the basis of MNPI.
An individual who receives approval for a transaction must execute the approved transaction prior to the end of the next calendar day. Such approval does not carry over weekends or market holidays.
•Any transaction not completed within the applicable period must be approved again before it may be executed.
•Notwithstanding receipt of prior approval, an individual must not execute a transaction involving Wells Fargo securities if he or she subsequently becomes aware of MNPI regarding Wells Fargo prior to executing the approved transaction.
If an individual seeks prior approval for a transaction and the transaction is not approved, then he or she must refrain from initiating the transaction and must not inform any other person of the restriction.

Section 16 insiders must promptly notify (or have their respective designees promptly notify) the general counsel or corporate secretary (or their respective designees) after the execution of any transaction, including transfers or gifts, involving Wells Fargo securities.

6. Managing This Policy
The Company’s Compliance Department owns and is responsible for monitoring adherence to this Policy.

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Appendix 1: Glossary

Controlled Entity
A controlled entity means any entity which the employee or Director manages or controls, including corporations, partnerships, trusts, or estates.

Derivative
A derivative is a security with a price that is dependent upon or derived from one or more underlying assets. Its value is determined by fluctuations in the underlying asset. For purposes of this Policy, a derivative transaction would not include the acquisition or exercise of an employee stock option or other stock right granted as part of a Wells Fargo compensation and benefits program or an investment in or the conversion of Wells Fargo convertible preferred stock.

Family Member
For purposes of this Policy, the term “family member” means any:
▪Family member living in the employee’s or Director’s home (such as a spouse, parent, grandparent, child, grandchild, or sibling).
▪Other person living in the employee’s or Director’s home.
▪Family member who does not live in the employee’s or Director’s home but whose transactions involving Wells Fargo securities are directed by the employee or Director or are subject to the employee’s or Director’s influence or control.

Nonpublic Information
Any information that has not been distributed in a manner that makes it available to investors generally. Examples of when information would be considered distributed in a manner that makes it available to investors generally include: (i) filing or furnishing the information with the Securities and Exchange Commission (SEC); (ii) issuing a press release; and (iii) releasing a prerecorded message, holding a conference call, or releasing a webcast, in each case with proper advance notice. Once information has been distributed in a manner that makes it available to investors generally, it is still necessary to provide investors with sufficient time to absorb the information.

Section 16 Insiders
The term “Section 16 insiders” means:
▪The Directors.
▪The officers of Wells Fargo who are subject to Section 16 of the Securities Exchange Act of 1934, as amended.
Securities and Financial Instruments
Securities and financial instruments include, but are not limited to, all forms of stocks, warrants, rights, units, closed-end mutual funds, swaps, options and other derivatives, notes, bonds, debentures, and other evidence of indebtedness, including senior debt, subordinated debt, loans, commercial paper, investment contracts, commodity contracts, futures contracts, and partnership interests. Business organizations, partnerships, nonprofit organizations, and governmental entities, as well as corporations, may issue
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securities. This includes all traded exposures, including any financial instruments (including derivatives) as well as loans traded in a secondary market.

Wells Fargo Securities
Any securities or financial instruments issued by Wells Fargo or its subsidiaries, as well as derivatives of Wells Fargo securities and financial instruments (whether or not such derivatives were issued by Wells Fargo or its subsidiaries).

Appendix 2: Examples of MNPI
Examples of MNPI
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision or if the information would have been viewed by the reasonable investor as having significantly altered the total mix of information available to the investor. The following are examples of information that, if nonpublic, may be considered MNPI regarding Wells Fargo depending on the particular circumstances at the time of a potential transaction in Wells Fargo securities:
▪Earnings or other significant financial results
▪Earnings guidance, including updating or reaffirming previous earnings guidance
▪Significant changes in the dividend rate or other significant capital actions
▪Significant gains or losses
▪Significant expansion or curtailment of operations or restructurings
▪Significant merger, acquisition, or disposition proposals or agreements
▪Significant purchase or sale of assets
▪Significant developments involving significant legal proceedings or regulatory matters
▪Significant liquidity or capital changes
▪Significant management changes
▪Significant cybersecurity events
▪Changes in, or disagreements with, Wells Fargo’s auditors or a notification from the auditors that Wells Fargo may no longer rely on their report

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